UNITED STATES
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PROGENICS PHARMACEUTICALS, INC.
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On May 5, 2016, the Company's CEO, Mark Baker, gave remarks during a Company earnings conference call. The following is a transcript of a portion of Mr. Baker's remarks:

"I am pleased to announce that Mr. Bradley Campbell, President and Chief Operating Officer of Amicus Therapeutics, Inc., has been nominated for election to the Board of Directors of the Company at the upcoming annual meeting of stockholders. Bradley brings to Progenics over 15 years of experience in the orphan drug industry, and we look forward to his contributions and insights."

Also on May 5, 2016, the Company issued its quarterly earnings press release with respect to the first quarter of 2016, which included the following statement:

"Progenics announced that Mr. Bradley Campbell, President and Chief Operating Officer of Amicus Therapeutics, Inc., has been nominated for election to the Board of Directors of the Company at the upcoming annual meeting of stockholders. 'We are pleased to recommend to the stockholders the election of Bradley Campbell to the Board,' Mr. Crowley continued. 'Brad brings to Progenics a deep knowledge of the ultra-orphan disease industry. As we look forward to the commercialization of AZEDRA and other products in the Company's diverse pipeline, I know that Brad's experience and insights will contribute greatly to the Company's progress.'"